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EXHIBIT 99.1

EFJ inc. Logo

FOR IMMEDIATE RELEASE

For investor relations information, contact:	For trade press information, contact:
EFJ, Inc.	EFJohnson Company
Massoud Safavi, 202-833-7752	Greg Brown, 202-833-7742
e-mail: msafavi@efji.com	e-mail: grbrown@efjohnson.com

EFJ, INC. SECURES NEW $10 MILLION LINE OF CREDIT
FROM BANK OF AMERICA, N.A.

        Washington, DC—November 19, 2002—EFJ, Inc. (OTC Bulletin Board: EFJI) today announced the signing of a $10 million, asset based, line of credit with the Bank of America, N.A. The line, which will mature on September 30, 2004, is to be used primarily for working capital and to finance the performance of government contracts. Under the terms of the agreement, subject to certain conditions, EFJ, Inc. may borrow up to $10 million under the revolving line of credit.

        "EFJ, Inc. and its subsidiaries are focused on the convergence of the Project 25 migration and the communication interoperability requirements dictated by the Home Land Security initiative," said Michael E. Jalbert, EFJ, Inc. Chairman and chief executive officer. "This new line of credit gives us greater financial flexibility to support our growth and to increase the pace of new product development," added Mr. Jalbert.

        "We are pleased to be working with Bank of America and appreciate the flexibility that this line brings to the company in maintaining adequate working capital balances," said Massoud Safavi, EFJ, Inc. chief financial officer.

        EFJ, Inc. (www.efji.com) designs, manufactures and markets trunked and conventional radio systems, stationary land mobile radio transmitters and receivers, including mobile and portable radios for public safety, commercial, and government customers, and manufactures information security products that prevent the unauthorized interception of sensitive voice and data communication.

        Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other matters, the Company's development of Project 25 products and infrastructure equipment, customer demand for the Company's products, availability of adequate working capital, and the Company's future financial performance and position. These forward-looking statements are subject to certain risks and uncertainties that could cause the actual results, performance or achievements to differ materially from those expressed, suggested or implied by the forward-looking statements due to a number of risk factors including, but not limited to, the level of demand for the Company's products and services, dependence on continued funding of governmental agency programs, availability of working capital, the Company meeting the conditions of the Bank of America line agreement and other risks detailed in the Company's reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10K for the year ended December 31, 2001.

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  EXHIBIT 99.1